UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 1, 2012

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota		55445
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangement with Former Senior Vice President of CPG and Retail Sales

As previously disclosed in its Current Report on Form 8-K filed on September 25, 2012, Insignia Systems, Inc. (the “Company”) announced that Alan M. Jones, Senior Vice President of CPG and Retail Sales, would leave his employment effective September 30, 2012. Further, the Company reported that the Company and Mr. Jones planned for him to assist with the transition of his duties and to provide other consulting services related to sales and Company business after his departure.

In connection with the events disclosed in its September 25, 2012 Current Report, the Company and Mr. Jones entered into a Consulting Agreement and Release of Claims (the “Consulting Agreement”) on October 1, 2012. Effective October 1, 2012, Mr. Jones will provide consulting services, subject to the terms and conditions of the Consulting Agreement, for a period of nine (9) months for a fee of approximately $20,000 per month. The Company will pay Mr. Jones’ COBRA premiums for medical, dental and basic life insurance coverage for the nine-month period of the Consulting Agreement or until Mr. Jones is no longer eligible for COBRA coverage, whichever is earlier. Mr. Jones may choose to receive three months of outplacement services of up to $10,000 to be paid for by the Company and will receive an additional one-time payment of $4,500. In return, Mr. Jones granted the Company a general release of past claims, if any, against the Company, including but not limited to any discrimination, contractual or other employment-related claims. The foregoing description of the Consulting Agreement is intended to be a summary only and is qualified in its entirety by reference to the Consulting Agreement, which is attached to this Current Report as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement and Release of Claims between Insignia Systems, Inc. and Alan M. Jones effective October 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: October 2, 2012	By:	/s/ Glen P. Dall
Glen P. Dall, President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement and Release of Claims between Insignia Systems, Inc. and Alan M. Jones effective October 1, 2012